FORM 4

 [  ]   Check this box if no longer
        subject to Section 16.  Form 4
        or Form 5 obligations may continue.
        See Instruction 1(b).

                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION         _____________________
               WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                    |---------------------|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   JANUARY 31, 2005  |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(h) of the Investment
            Company Act of 1940

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1. Name and Address of Reporting Person*

   Schorr                        Marc                              D.
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  (Last)                        (First)                        (Middle)

                        c/o Wynn Resorts, Limited
                        3145 Las Vegas Boulevard South
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                               (Street)

      Las Vegas                   Nevada                          89109
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     (City)                      (State)                           (Zip)
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2. Issuer Name and Ticker or Trading Symbol
       Wynn Resorts, Limited (WYNN)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

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4. Statement for Month/Day/Year
   March 25, 2003
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5. If Amendment, Date of Original (Month/Day/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ]   Director
   [ ]   10% Owner
   [X]   Officer (give title below)
   [ ]   Other (specify title below)

         Chief Operating Officer

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7. Individual, or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
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1. Title of Security (Instr. 3)

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2. Transaction Date (Month/Day/Year)

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2A. Deemed Execution Date, if any (Month/Day/Year)

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3. Transaction Code (Instr. 8)

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4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5) Price:

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5. Amount of Securities Beneficially Owned Following Reported Transaction(s)
   (Instr. 3 and 4)

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6. Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

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7. Nature of Indirect Beneficial Ownership (Instr. 4)

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 3)
   Stock Option (right to buy)
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2. Conversion or Exercise Price of Derivative Security
   $15.40
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3. Transaction Date (Month/Day/Year)
   March 25, 2003
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3A. Deemed Execution Date, if any (Month/Day/Year)

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4. Transaction Code (Instr. 8)
   (A)
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5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3,
   4, and 5)
   (A) 200,000
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6. Date Exercisable and Expiration Date (Month/Day/Year)

         (1); Expiration 03/25/13
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7. Title and Amount of Underlying Securities (Instr. 3 and 4)

         Common Stock, par value $0.01; 200,000
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8. Price of Derivative Securities (Instr. 5)


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9.  Number of Derivative Securities Beneficially Owned Following Reported
    Transaction(s)
    (Instr. 4)
         200,000
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10. Ownership Form of Derivative Securities Beneficially Owned at End Of Month
    (Instr. 4)
         (D)
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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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EXPLANATION OF RESPONSES:

(1) Options vest in four equal installments on March 25, 2005; March 25, 2006; March 25, 2007; and March 25, 2008.



         /s/ Marc H. Rubinstein                        March 27, 2003
  ------------------------------------            --------------------
   **  SIGNATURE OF REPORTING PERSON                     DATE

/s/ Marc H. Rubinstein on behalf of Marc D. Schorr

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

    * If the Form is filed by more than one reporting person, see, Instruction 4(b)(v).

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.